ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. ANNOUNCES REVERSE STOCK SPLIT

Addison, Texas, June 27, 2011; ULURU Inc. (NYSE AMEX: ULU) today announced that on June 22, 2011 its board of directors approved a fifteen-for-one reverse stock split of the Company's common stock, to be effective on Wednesday, June 29, 2011.  The Company has filed an amendment to its Restated Articles of Incorporation to effect the reverse stock split, which was authorized by stockholders at ULURU's reconvened annual meeting on June 16, 2011.  Following the reverse stock split, the company expects to have approximately 5.8 million shares of common stock outstanding.

Kerry P. Gray, ULURU’s Chairman, President, and Chief Executive Officer, stated, "We believe the reverse stock split will position the Company more favourably in the financial markets and enable us to attract institutional ownership of our stock.”

As a result of the reverse stock split, every fifteen shares of the Company's common stock that were issued and outstanding on June 29, 2011 at 5:00 p.m. Eastern Time (the “Record Time”) will be consolidated into one issued and outstanding share, effective as of the Record Time, without any change in the par value of such shares, and will commence trading on a consolidated basis at market opening on June 30, 2011.

No fractional shares of common stock will be issued as a result of the reverse stock split and shareholders of record will receive cash in lieu of fractional shares to which they would otherwise be entitled, based upon the closing price of ULURU's common stock on June 29, 2011.

The Company’s transfer agent, Continental Stock Transfer & Trust Company, will send instructions to stockholders of record regarding the exchange of outstanding stock certificates for new book entry stock representing post-split shares of common stock.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit our website at www.altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc. (the "Company"), the value of the Company’s common stock, and our ability to attract institutional ownership of the Company’s common stock.  When used in this press release, the words “believe,” "expect" and "anticipate" and similar expressions may be indicative of forward-looking statements.  These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and other reports filed by us with the Securities and Exchange Commission.